Exhibit 99.5

Consent of Director Nominee

Next.e.GO B.V. is filing a Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Next.e.GO B.V. following the consummation of the business combination, which will be renamed Next.e.GO N.V. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Markus Michel
Name:	Markus Michel
Date:	January 31, 2023